SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14 (c)

of the Securities Exchange Act of 1934 (Amendment No.)

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[ ]	Preliminary Information Statement	[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5 (d)(2))

[X]	Definitive Information Statement

BEDMINSTER FINANCIAL CORP.

(Name of Registrant As Specified In Charter)

______________________________

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[ ]	Fee paid previously with preliminary materials.

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THIS INFORMATION STATEMENT IS BEING PROVIDED TO

YOU BY THE BOARD OF DIRECTORS OF THE COMPANY

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE

REQUESTED NOT TO SEND US A PROXY

GENETHERA, INC.

3930 Youngfield Street

Wheat Ridge, CO 80033

INFORMATION STATEMENT

(Definitive)

June 13, 2008

GENERAL INFORMATION

        This Information Statement has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the holders (the “Stockholders”) of the common stock, par value $.0001 per share (the “Common Stock”), of GeneThera, Inc., a Nevada Corporation (the “Company”), to notify such Stockholders that on or about April 30, 2008, the Company received written consent in lieu of a meeting of Stockholders from holders of  approximately 60.79% of the total issued and outstanding shares of  common voting stock of the Company (the “Majority Stockholders”) to effect a 5000-for-1 reverse stock split (pro-rata reduction of outstanding shares) of our issued and outstanding shares of Common Stock. There will not be an increase or decrease in authorized shares.

        On April 30, 2008, the Board of Directors of the Company approved the Reverse Stock Split of the Common Stock and the Amendment, subject to Stockholder approval. The Majority Stockholders approved the Reverse Split and the Amendment by written consent in lieu of a meeting on April 30, 2008 in accordance with the Nevada General Corporation Law (“GCL”).  Accordingly, your consent is not required and is not being solicited in connection with the approval of the Amendments.

        WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors of the Company (the "Board") believes that the stockholders of the Company will benefit from the reverse split because it will attract potential investment from outside investors which will create a more liquid public market for its common stock.  In order to facilitate such transaction, the Board has determined that the capitalization structure of the Company should be simplified.  The Board believes that the stockholders of the Company will benefit from the Amendment because it will attract potential investment from outside candidates and provide stockholders of the Company with the greatest potential return.  No assurances can be given that such investors will be found.

Accordingly, it was the Board's opinion that the reverse split described above would better position the Company to attract potential business candidates and provide the stockholders of the Company with the greatest potential return.  The Board also believes that the Amendment described above is prudent for general corporate purposes, including acquisitions, equity financings, stock dividends, stock splits or other recapitalizations, and grants of stock options.  The Company currently has no arrangements or understandings for the issuance of Company shares, although opportunities for acquisitions and equity financings could arise at any time.  The Board approved the above actions on April 30, 2008 and stockholders holding a voting majority of the outstanding voting capital stock of the Company approved the above actions on April 30, 2008.

ACTIONS TO BE TAKEN

This Information Statement contains a brief summary of the material aspects of the actions approved by the Board and the holders of the majority of the outstanding voting capital stock of the Company.

DECREASE THE NUMBER OF ISSUED AND OUTSTANDING SHARES OF OUR CLASS A COMMON STOCK AND OUR CLASS B COMMON STOCK

GENERAL

The Board approved resolutions to affect a 5000 for 1 reverse stock split of our common stock.  Under this reverse stock split each 5000 shares of our Common Stock will be converted automatically into 1 share of Common Stock.  To avoid the issuance of fractional shares of Common Stock, the Company will round and adjust fractional shares to the nearest whole number.  The effective date of the reverse stock split will be June 26, 2008.

PLEASE NOTE THAT THE REVERSE STOCK SPLIT WILL NOT CHANGE YOUR PROPORTIONATE EQUITY INTERESTS IN THE COMPANY, EXCEPT AS MAY RESULT FROM THE ROUNDING OR ADJUSTMENT OF SHARES PURSUANT TO THE FRACTIONAL SHARES.

PLEASE NOTE THAT THE REVERSE SPLIT WILL HAVE THE EFFECT OF SUBSTANTIALLY INCREASING THE NUMBER OF SHARES THE COMPANY WILL BE ABLE TO ISSUE TO NEW OR EXISTING SHAREHOLDERS BECAUSE THE NUMBER OF AUTHORIZED SHARES WILL REMAIN THE SAME WHILE THE NUMBER OF SHARES ISSUED AND OUTSTANDING WILL BE REDUCED.

PURPOSE AND MATERIAL EFFECTS OF THE REVERSE STOCK SPLIT

The Board of Directors believes that, among other reasons, the number of outstanding shares of our Common Stock have contributed to a lack of investor interest in the Company and has made it difficult to attract new investors and potential business candidates.  The Board of Directors had proposed the Reverse Stock Split as one method to attract business opportunities in the Company.

When a company engages in a reverse stock split, it substitutes one share of stock for a predetermined amount of shares of stock. It does not increase the market capitalization of the company. An example of a reverse split is the following. A company has 10,000,000 shares of common stock outstanding. Assume the market price is $.01 per share. Assume that the company declares a 1 for 5 reverse stock split. After the reverse split, that company will have 1/5 as many shares outstanding or 2,000,000 shares outstanding. The stock will have a market price of $0.05. If an individual investor owned 10,000 shares of that company before the split at $.01 per share, he will own 2,000 shares at $.05 after the split. In either case, his stock will be worth $100. He is no better off before or after. Except that such company hopes that the higher stock price will make that company look better and thus the company will be a more attractive merger target for potential business. There is no assurance that that company's stock will rise in price after a reverse split or that a suitable merger candidate will emerge.

The reverse split will affect all of our stockholders uniformly and will not affect any stockholder's percentage ownership interests in the Company or proportionate voting power, except to the extent that the reverse split results in any of our stockholders owning a fractional share. All stockholders holding a fractional share will have the fractional share rounded and adjusted to the nearest whole share. The principal effect of the reverse split will be that the number of shares of Common Stock issued and outstanding will be reduced from 56,493,749 shares as of April 30, 2008 to approximately 11,300 shares, (depending on the number of fractional shares that are issued). The number of authorized shares of Common Stock will not be affected.

Pre-Reverse Stock Split

Authorized Shares	Issued Shares	Authorized but Unissued
Common	56,493,749	43,506,251

Post-Reverse Stock Split

Authorized Shares	Issued Shares	Authorized but Unissued
Common	11,300	99,988,700

The reverse split will not affect the par value of our Common Stock. As a result, on the effective date of the reverse split, the stated capital on our balance sheet attributable to our Common Stock will be reduced to less than the present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our Common Stock will be increased because there will be fewer shares of our Common Stock outstanding.

The reverse split will not change the proportionate equity interests of our stockholders, nor will the respective voting rights and other rights of stockholders be altered, except for possible immaterial changes. The Common Stock issued pursuant to the reverse split will remain fully paid and non-assessable. The reverse split is not intended as, and will not have the effect of, a "going private transaction" covered by Rule 13e-3 under the Securities Exchange Act of 1934. We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934.

Stockholders should recognize that they will own a fewer number of shares than they presently own (a number equal to the number of shares owned immediately prior to the filing of the certificate of amendment divided by ten). While we expect that the reverse split will result in an increase in the potential market price of our Common Stock, there can be no assurance that the reverse split will increase the potential market price of our Common Stock by a multiple equal to the exchange number or result in the permanent increase in any potential market price (which is dependent upon many factors, including our performance and prospects). Also, should the market price of our Common Stock decline, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would pertain in the absence of a reverse split. Furthermore, the possibility exists that potential liquidity in the market price of our Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse split. In addition, the reverse split will increase the number of stockholders of the Company who own odd lots (less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Consequently, there can be no assurance that the reverse split will achieve the desired results that have been outlined above.

Anti-Takeover Effects of the Reverse Stock Split

THE OVERALL EFFECT OF THE REVERSE STOCK SPLIT MAY BE TO RENDER MORE DIFFICULT THE ACCOMPLISHMENT OF MERGERS OR THE ASSUMPTION OF CONTROL BY A PRINCIPAL STOCKHOLDER, AND THUS MAKE DIFFICULT THE REMOVAL OF MANAGEMENT.

The effective increase in our authorized shares could potentially be used by management to thwart a take-over attempt.  The over-all effects of this proposal might be to render it more difficult or discourage a merger, tender offer or proxy contest, or the assumption of control by a holder of a large block of the Company’s securities and the removal of incumbent management.  The proposal could make the accomplishment of a merger or similar transaction more difficult, even if, it is beneficial to shareholders.  Management might use the additional shares to resist or frustrate a third-party transaction, favored by a majority of the independent stockholders that would provide an above market premium, by issuing additional shares to frustrate the take-over effort.

As discussed below, the reason the Reverse Stock Split is being proposed is to increase the amount of shares the Company is able to issue in order to attract potential investors and conduct a financing.  This proposal is not the result of management’s knowledge of an effort to accumulate the issuer’s securities or to obtain control of the issuer by means of a merger, tender offer, solicitation or otherwise.

Neither the Company’s charter nor its by-laws presently contain any provisions having anti-takeover effects and this proposal is not a plan by management to adopt a series of amendments to the Company’s charter or by-laws to institute an anti-takeover provision.  The Company does not have any plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences.

The advantage of the Reverse Stock Split will be to permit the Company to pursue financing from investors and issue shares of common stock in exchange for the financing.  This is the main purpose for the Reverse Stock Split and if the Reverse Stock Split is not completed, the Company would not be able to issue additional shares sufficient to complete a financing.  The main disadvantage to the Reverse Stock Split is that it may have an anti-takeover effect and discourage any potential mergers or tender offers.

As discussed above, the Reverse Stock Split was the subject of a unanimous vote by the Board of Directors approving the Reverse Stock Split.  There are no rules or practices on any stock exchange that permit such exchange to reserve the right to refuse to list or to de-list any stock which completes a reverse stock split.

PROCEDURE FOR EXCHANGE OF STOCK CERTIFICATES

The reverse split will become effective on June 26, 2008, which we will refer to as the "effective date." Beginning on the effective date, each certificate representing pre-reverse split shares will be deemed for all corporate purposes to evidence ownership of post-reverse split shares.

Our transfer agent, GTI Corporate Transfer Agents, LLC., will act as exchange agent for purposes of implementing the exchange of stock certificates. We refer to such person as the "exchange agent." Holders of pre-reverse split shares are asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares in accordance with the procedures set forth in the letter of transmittal enclosed with this Information Statement. No new certificates will be issued to a stockholder until that stockholder has surrendered the stockholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal.

Our stockholders are not entitled to appraisal rights under the Nevada GCL in connection with the reverse stock split.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES WITHOUT THE LETTER OF TRANSMITTAL.

FRACTIONAL SHARES

We will not issue fractional certificates for post-reverse split shares in connection with the reverse split. Instead, fractional shares shall be rounded and adjusted to the nearest whole share for all holders of a fractional share. To the extent any holders of pre-reverse split shares are entitled to fractional shares as a result of the Reverse Stock Split, the Company will round and adjust the fractional share to the nearest whole share for all holders of fractional shares.

SUMMARY OF REVERSE STOCK SPLIT

Below is a brief summary of the reverse stock split:

o

The issued and outstanding shares Common Stock shall be reduced on the basis of one post-split share of the Common Stock for every five thousand pre-split shares of the outstanding. The consolidation shall not affect any rights, privileges or obligations with respect to the shares of the Common Stock existing prior to the consolidation.

o	Stockholders of record of the Common Stock as of April 30, 2008 shall have their total shares reduced on the basis of one post-split share of Common Stock for every 5000 pre-split shares outstanding.

o

As a result of the reduction of the  Common Stock, the pre-split total of issued and outstanding shares of 56,493,749 shall be consolidated to a total of approximately 11,300 issued and outstanding shares (depending on the number of fractional shares that are issued

o	The Company's authorized number of common stock shall remain at 100,000,000 shares of the Class A Common Stock.

This action has been approved by the Board and the written consents of the holders of the majority of the outstanding voting capital stock of the Company.

AMENDING THE COMPANY’S ARTICLES OF INCORPORATION TO CHANGE THE POWERS AND RIGHTS OF THE COMPANY’S PREFERRED STOCK, AND TO CHANGE THE MANNER AND ISSUANCE OF CLASS A COMMON STOCK, CLASS B COMMON STOCK, AND PREFERRED STOCK.

GENERAL

The Board approved resolutions to amend the Company’s Articles of Incorporation to change the powers and rights of the Company’s preferred stock and to change the manner and issuance of common stock.  The Board of Directors is authorized to fix to determine or alter the rights, preferences, privileges and restrictions granted to or imposed on the Company’s capitalization, with shareholder approval.  On April 30, 2008, the holder of the majority of the outstanding voting shares of the Company approved the Amendment by written consent.

The Board of Directors believes that it is prudent to enact this Amendment for general corporate purposes, including acquisitions, equity financings, stock dividends, stock splits or other recapitalizations, and grants of stock options. The Company currently has no arrangements or understandings for the issuance of shares of stock, although opportunities for acquisitions and equity financings could arise at any time. If the Board of Directors deems it to be in the best interests of the Company and the Stockholders to enact this Amendment to be able to issue additional shares of Company’s shares in the future, and to issue shares from the authorized shares, the Board of Directors generally will not seek further authorization by vote of the Stockholders, unless such authorization is otherwise required by law or regulations.

The entire cost of furnishing this Information Statement will be borne by the Company. The Company will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith. The Board of Directors has fixed the close of business on April 30, 2008, as the record date (the “Record Date”) for the determination of Stockholders who are entitled to receive this Information Statement.

You are being provided with this Information Statement pursuant to Section 14C of the Exchange Act and Regulation 14C and Schedule 14C thereunder, and, in accordance therewith, the Amendment will not be filed with the Secretary of State of the State of Nevada or become effective until at least 20 calendar days after the mailing of this Information Statement.

This Information Statement is being mailed on or about June 13, 2008 to all Stockholders of record as of the Record Date.

ADDITIONAL INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10-K and 10-Q (the “1934 Act Filings”) with the Securities and Exchange Commission (the “Commission”). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the Commission at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”).

The following documents as filed with the Commission by the Company are incorporated herein by reference:

1.	Annual Report on Form 10-KSB for the year ended December 31, 2007
2.	Quarterly Report on Form 10-Q for the quarter ended March 31, 2008

OUTSTANDING VOTING SECURITIES

 As of the Record Date of April 30, 2008, we had authorized 100,000,000 shares of common stock, of which 56,493,749 shares were issued and outstanding.   Each share of common stock has one vote.

As of the Record Date of April 30, 2008, Dr. Milici owned 1,500,000 shares of our Series B Preferred Stock.  Dr. Milici is our Chief Executive Officer and Chairman of the Board.  He owns 10,068,339 shares of our common stock. Ms. Irizarry, our Chief Financial Officer, and Dr. Milici’s spouse, owns 1,500,000 shares of our Series B Preferred Stock. She owns 750,000 shares of our common stock.  Pursuant to our Certificate of Designation establishing the Series B Preferred Stock, each share of our currently issued and outstanding Series B Preferred Stock may be converted into ten fully paid and non-assessable shares of our common stock.  On all matters submitted to a vote of the holders of the common stock, including, without limitation, the election of directors, a holder of shares of the Series B Preferred Stock shall be entitled to the number of votes on such matters equal to the number of shares of the Series B Preferred Stock held by such holder multiplied by twenty (20).  Therefore, Dr. Milici and Ms. Irizarry’s have the power to vote 70,818,339 shares, effectively giving them absolute voting control of the Company. On April 30, 2008, a majority of votes representing 60.79% of our common stock have executed a written consent authorizing us to amend our Articles of Incorporation, as amended, to effectuate a reverse split of our issued and outstanding shares of common stock in the ratio of 1:300 to 1:5000, as determined in the sole discretion of our Board of Directors.

        The Nevada CGL provides in substance that unless the Company’s articles of incorporation provides otherwise, stockholders may take action without a meeting of stockholders and without prior notice if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

 The following table sets forth certain information concerning the beneficial ownership of our outstanding classes of stock as of April 30, 2008 by each person known by us to be (i) the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each current director and nominee, (iii) each of the executive officers who were serving as executive officers at the end of the December 31, 2007 fiscal year and (iv) all of our directors and current executive officers as a group. Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock except to the extent that authority is shared by spouses under applicable law.  The calculation of percentage ownership for each listed beneficial owner is based upon the number of shares of common stock issued and outstanding on April 30, 2008, plus shares of common stock subject to options, warrants and conversion rights held by such person on April 30, 2008, and exercisable or convertible within 60 days thereafter.

The following table shows, as of March 31, 2008, the common stock owned beneficially by (i) each person known by us to be the beneficial owner of more than five percent of our Common Stock, (ii) each of our directions, (iii) each of our executive officers, and (iv) all of our directors and executive officers as a group.  Unless otherwise indicated, the address of each person or entity named below is c/o GeneThera, Inc., 3930 Youngfield Street, Wheat Ridge, Colorado 80033.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Class
Five Percent Shareholders:

Directors and Executive Officers:
Dr. Antonio Milici (2)	10,068,339	19.54%
Tannya L. Irizarry	750,000	1.46%
Elmer McNece, Jr.	6,670,000	12.94%
Knight Equity Markets, LP	6,204,528	12.04%
All Directors and Executive Officers as a Group (two persons):	10,818,339	21.0%

(1)   This table is based upon information supplied by officers, directors and principal shareholders and Schedules 13D and 13G filed with the SEC.  Unless otherwise indicated in the footnotes to this Table and subject to community property laws where applicable, the Company believes that each of the shareholders named in this Table has sole voting and investment power with respect to the shares indicated as beneficially owned.  Applicable percentages are based on 51,525,849 shares of common stock outstanding on December 31, 2007, adjusted as required by rules promulgated by the SEC.

(2)   Includes 300,000 shares subject to operations exercisable within 60 days of December 31, 2007.

SERIES B PREFERRED STOCK

	Common Stock Beneficially Owned (2)		Voting Preferred Stock Beneficially Owned (2)
Name of Beneficial Owner (1)	Number	Percent	Number	%
Antonio Milici	10,068,339	19.54%	1,500,000	50%
Tannya L. Irizarry (3)	750,000	1.46%	1,500,000	50%
All Directors and Officers as a Group (2 persons)	10,818,339	21.0%	3,0000,000	100.0

(1)

This table is based upon information supplied by officers, directors, and principal shareholders and documents filed with the SEC.  Unless otherwise indicated and subject to community property laws, if applicable, the Company believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(2)

Applicable percentages are based on 51,525,849 shares of common stock outstanding and on 3,000,000 shares of Series B Preferred Stock outstanding on December 31, 2007, adjusted as required by rules promulgated by the SEC.  Although the Series A Preferred Stock is convertible into approximately 7.2 million shares of our common stock (assuming all shares were converted as of the date of this prospectus), this Table does not give effect to the Series A Preferred Stock because these shares have no voting rights and their convertibility by the holder is currently being contested by the Company.

 (3)

Ms. Irizarry is married to Dr. Antonio Milici.  Therefore, she has a beneficial interest in his shares.

DISSENTER’S RIGHTS OF APPRAISAL

        The Stockholders have no right under the Nevada GCL, the Company’s articles of incorporation consistent with above or By-Laws to dissent from any of the provisions adopted in the Amendments.

 EFFECTIVE DATE OF REVERSE SPLIT

        Pursuant to Rule 14c-2 under the Exchange Act, thus reverse split shall not be effective until a date at least twenty (20) days after the date on which this Information Statement has been mailed to the Stockholders. The Company anticipates that the actions contemplated hereby will be effected on or about the close of business on June 26, 2008.

By Order of the Board of Directors /s/ Dr. Tony Milici Tony Milici, M.D. Ph.D President, Chief Executive Officer & Director